UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):         February 9, 2005

STEREOTAXIS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50884	94-3120386

(Commission File Number)	(IRS Employer Identification No.)

4041 Forest Park Avenue, St. Louis, Missouri	63108

(Address of Principal Executive Offices)	(Zip Code)

(314) 615-6940

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        |_|      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        |_|      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        |_|      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        |_|      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.         Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

        At its regular meeting on February 9, 2005, the Board of Directors of Stereotaxis, Inc. voted to increase the size of its Board of Directors from 11 members to 13 members. The Company’s Certificate of Incorporation and bylaws provide that the Board is divided into three classes. The number of Class I directors was increased from three to five, and the number of Class II and III directors will remain at four each.

        Pursuant to its bylaws, the Board elected Abhi Acharya and David Benfer to the newly created board seats. Messrs. Acharya and Benfer will serve as Class I directors and will each stand for reelection by the stockholders at the 2005 annual meeting on May 11, 2005. The Company issued a press release dated February 15, 2005, attached hereto as Exhibit 99.1 and incorporated herein by reference, providing further biographical information for Messrs. Acharya and Benfer.

        In addition, Mr. John C. Aplin, who has been a director since November 2000, has advised the Board of Directors that he will be retiring as a Class II director of the Company effective as of May 11, 2005, the date of the 2005 annual meeting. Mr. Aplin currently serves as the chairman of the Audit Committee and is the Company’s audit committee financial expert and will continue in those capacities through the remainder of his directorship. Mr. Aplin is a general partner of CID Equity Partners, one of the Company’s shareholders. Mr. Aplin noted that it was the general practice for CID Equity Partners to have its general partners step down from the boards of its portfolio companies following an initial public offering.

Item 9.01.     Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press Release dated February 15, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEREOTAXIS, INC.

Date: February 15, 2005	By:	/s/ James M. Stolze
Name:	James M. Stolze
Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document

99.1	Stereotaxis, Inc. press release dated February 15, 2005